EXHIBIT 99.1

Marvin Tancer CFO & V.P. Operations Sirna Therapeutics, Inc. 303-449-6500	Amy Sullivan Senior Vice President Noonan Russo Presence 415-677-4455

SIRNA THERAPEUTICS ANNOUNCES $5 MILLION RIGHTS OFFERING

Boulder, CO – July 30, 2003 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced today that the Securities and Exchange Commission has declared effective the company’s registration statement on Form S-1 for the offering of its common stock through the distribution of subscription rights to its stockholders. The offering has a maximum value of $5 million. Under the terms of the offering, stockholders of record as of July 21, 2003 will receive subscription rights to purchase 0.61 of a share of common stock for each share of common stock which they own, thereby entitling them to purchase a total of 2,525,252 shares of Sirna Therapeutics common stock. Holders who exercise their basic subscription rights will have over-subscription privileges to purchase any unsubscribed shares. The company is offering the rights to give each stockholder the opportunity to buy more shares of common stock at the same price the company sold shares of common stock to the private placement investors, $1.98 per share. The investors, who also received warrants in the private placement, have waived their rights to purchase in the rights offering.

The rights offering will expire on August 29, 2003, unless extended by the Company at its sole discretion. The offer of these securities will be made only by means of the written prospectus, which will be mailed shortly to all stockholders. Copies of the prospectus may also be obtained by contacting Investor Relations, at (303) 449-6500 or by e-mail at info@sirna.com.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

About Sirna Therapeutics

Sirna Therapeutics (NASDAQ: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. Sirna Therapeutics is dedicated to engineering RNA-based molecules for therapeutic and diagnostic purposes. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.